Exhibit 10.1

COMMERCIAL VEHICLE GROUP, INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of August 14, 2013 between Commercial Vehicle Group, Inc., a Delaware corporation (the “Company”), and Richard P. Lavin (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Executive as the President and Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the President and Chief Executive Officer of the Company. In this capacity, the Executive shall have the duties, authorities and responsibilities as may reasonably be assigned to the Executive by the Board of Directors of the Company (the “Board”) that are not inconsistent with the Executive’s position as President and Chief Executive Officer of the Company. The Executive’s principal place of employment with the Company shall be in New Albany, Ohio provided that the Executive understands and agrees that the Executive may be required to travel from time to time for business purposes. The Executive shall report directly to the Board.

(b) During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict. Executive presently serves on the board of directors of two for profit companies, and the Company approves such continuing service, so long as such service does not create a business or fiduciary conflict.

(c) The Board shall take such action as may be necessary to appoint or elect the Executive as a member of the Board as of the Effective Date (as defined in Section 2 hereof). Thereafter, during the Employment Term, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements.

2. EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to be so employed, for a term of three years (the “Initial Term”) commencing as of the date hereof (the “Effective Date”). On each anniversary of the Effective Date following the Initial Term, the term of the Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to any such anniversary date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 8 hereof, subject to Section 9 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.” For the avoidance of doubt, following the Employment Term the Executive shall continue to be subject to the Restrictive Covenants (as defined in Section 11), in each case in accordance with their terms.

3. BASE SALARY. The Company agrees to pay the Executive a base salary at an annual rate of not less than $750,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof). The base salary as determined herein and as may be adjusted upward from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. SIGNING BONUS. Upon the Effective Date, the Executive shall be paid a one-time signing bonus in the amount of $325,000. Should the Executive voluntarily terminate his employment with the Company for any reason other than for Good Reason (as defined in Section 8(e) below), or should the Executive be terminated by the Company for Cause (as defined in Section 8(c) below, in each case within 24 months following the Effective Date (the “Recovery Period”), the signing bonus payment is subject to recovery by the Company at a rate of 1/24 per month for each month remaining in the Recovery Period at the time of termination of employment.

5. ANNUAL BONUS. During the Employment Term, the Executive shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of at least 100% of the Executive’s Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance goals established by the Board or the Company’s Compensation Committee (the “Committee”) in its sole discretion. The Annual Bonus shall be paid in accordance with the written terms of the bonus plan as may be adopted from time to time by the Board or Committee. Any Annual Bonus received by the Executive for the 2013 bonus plan year shall be pro-rated based on the portion of such bonus period that includes the Employment Term. Any Annual Bonus earned hereunder shall be paid no later than March 15th of the calendar year following the calendar year in which or with which the applicable annual bonus period ends.

6. EQUITY INCENTIVE AWARDS. The Executive shall be considered to receive equity and other long-term incentive awards under any applicable plan adopted by the Company during the Employment Term for which employees are generally eligible. The level of the Executive’s participation in any such plan, if any, shall be determined in the sole discretion of the Board from time to time.

(a) RESTRICTED STOCK. The Executive shall be granted, within 30 days of the Effective Date, an award of 100,000 shares of restricted stock pursuant to the terms of the Company’s Equity Incentive Plan. Such restricted stock will vest ratably over a period of three years. The terms and conditions of the award shall be governed in all respects by the definitive documentation related to the grant of such award.

(b) LONG TERM INCENTIVE AWARDS. Executive shall be eligible, pursuant to the terms of the Company’s long-term incentive plan, to receive additional discretionary annual incentive awards equal to $750,000 at target, with 50% of such award being issued in time-based shares of restricted stock which vest ratably over a period of three years and 50% of such award being a cash-based, performance driven award based on relative total shareholder return versus a peer group. The terms and conditions of such awards shall be no less favorable than those awards granted to other senior executive officers of the Company.

7. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder. Such benefit plans include, for the avoidance of doubt, the Commercial Vehicle Group, Inc. Deferred Compensation Plan. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

(b) VACATIONS. During the Employment Term, the Executive shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time. Vacation may be taken at such times and intervals as the Executive determines, subject to the business needs of the Company.

(c) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder.

(d) RELOCATION. The Executive shall promptly relocate to the vicinity of the Company’s current headquarters. The Executive shall be entitled to relocation benefits of up to $200,000, in accordance with the Company’s relocation program as in effect from time to time, which relocation services are provided by SIRVA on behalf of the Company. Costs incurred in excess of this amount will be considered, but require specific review and approval by the Board. All amounts payable under this Section 7(d) shall be reimbursed only to the extent incurred during the first twelve (12) months of the Employment Term and subject to the Executive’s presentment to the Company of appropriate documentation and shall be subject to the limitations and procedures set forth in the Company’s relocation program as in effect from time to time.

(e) STOCK OWNERSHIP REQUIREMENT. Pursuant to the Company’s Stock Ownership Guidelines (as of March 7, 2011) (the “Stock Ownership Policy”), the President and Chief Executive Officer is expected to own and hold shares of the Company’s common stock with a Value (as defined in the Stock Ownership Policy) equal to three times the annual Base Salary of the President and Chief Executive Officer. Executive shall have three years from the Effective Date to achieve the required stock ownership under the Stock Ownership Policy. Nothing in this Agreement shall be construed as modifying the terms of the Stock Ownership Policy, which shall be binding on the Executive.

8. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. The Company will be entitled to terminate the Executive’s employment because of his disability upon 30 days written notice. “Disability” will mean “total disability” as defined in the Company’s long term disability plan or any successor thereto.

(b) DEATH. Automatically upon the date of death of the Executive.

(c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. As used in this Agreement, the term “Cause” shall refer only to any one or more of the following grounds:

(i)	Commission of a willful act of dishonesty involving the Company, its business or property, including, but not limited to, misappropriation of funds or any property of the Company;

(ii)	Willful engagement in activities or conduct clearly injurious to the best interests or reputation of the Company;

(iii)	Willful and continued failure substantially to perform his duties under this Agreement (other than as a result of physical or mental illness or injury), after the Board of Directors of the Company delivers to Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that he has not substantially performed his duties;

(iv)	Illegal conduct or gross misconduct that is willful and results in material and demonstrable damage to the business or reputation of the Company;

(v)	The clear and willful violation of any of the material terms and conditions of this Agreement or any other written agreement or agreements Executive may from time to time have with the Company;

(vi)	The clear and willful violation of the Company’s code of business conduct or the clear and willful violation of any other material rules of behavior as may be provided in any employee handbook which would be grounds for dismissal of any employee of the Company; or

(vii)	Commission of a crime which is a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with his employment by the Company which causes the Company a substantial detriment.

No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board of Directors, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

Following a termination for Cause by the Company, if Executive desires to contest such determination, Executive’s sole remedy will be to submit the Company’s determination of Cause to arbitration in Columbus, Ohio before a single arbitrator under the commercial arbitration rules of the American Arbitration Association. If the arbitrator determines that the termination was other than for Cause, the Company’s sole liability to Executive will be the amount that would be payable to Executive under Section 9 of this Agreement for a termination of Executive’s employment by the Company without Cause. Each party will bear his or its own expenses of the arbitration.

(d) WITHOUT CAUSE. Immediately upon written notice by the Company to the Executive of an involuntary termination without Cause (other than for death or Disability).

(e) GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean, without Executive’s written consent:

(i)	a material change in Executive’s status, position or responsibilities which, in his reasonable judgment, does not represent a promotion from his existing status, position or responsibilities as in effect immediately prior to the Change in Control; or the assignment of any duties or responsibilities or the removal or termination of duties or responsibilities (except in connection with the termination of employment for total and permanent Disability, Death, or Cause, or by Executive other than for Good Reason), which, in his reasonable judgment, are materially inconsistent with such status, position or responsibilities;

(ii)	a reduction by the Company in Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time during the term of this Agreement; or the Company’s failure to increase (within twelve months of his last increase in Base Salary) Executive’s Base Salary after a Change in Control in an amount which at least equals, on a percentage basis, the average percentage increase in Base Salary for all executive and senior officers of the Company, in like positions, which were effected in the preceding twelve months;

(iii)	the relocation of the Company’s principal executive offices to a location outside the greater Columbus metropolitan area; or the relocation of Executive by the Company to any place other than the location at which Executive performed duties prior to a Change in Control, except for required travel on the Company’s business to an extent consistent with business travel obligations at the time of a Change in Control;

(iv)	the failure of the Company to continue in effect, or continue or materially reduce Executive’s participation in, any incentive, bonus or other compensation plan in which Executive participates, including but not limited to the Company’s stock option plans, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan), has been made or offered with respect to such plan;

(v)	the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed or to which Executive is entitled under any of the Company’s deferred compensation, pension, profit sharing, life insurance, medical, dental, health and accident, or disability plans, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed or to which Executive is entitled at the time of such action, or the failure by the Company to provide the number of paid vacation and sick leave days to which Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect on the date hereof;

(vi)	the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement;

(vii)	any request by the Company that Executive participate in an unlawful act or take any action constituting a breach of Executive’s professional standard of conduct; or

(viii)	any breach of this Agreement on the part of the Company.

Notwithstanding anything in this Section to the contrary, Executive’s right to terminate his employment pursuant to this Section shall not be affected by incapacity due to physical or mental illness.

9. CONSEQUENCES OF TERMINATION.

(a) DEATH OR DISABILITY. In the event that the Executive’s employment and/or Employment Term ends on account of the Executive’s Death or Disability, the Company shall pay or provide the Executive (i) the earned but unpaid portion of Executive’s Base Salary through the employment termination date; (ii) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 7(c) above, but for which Executive has not yet been reimbursed; (iii) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the employment termination date; (iv) any Annual Bonus earned with respect to the previous calendar year but unpaid as of the employment termination date; and (v) a prorated amount of the Annual Bonus for the calendar year in which the termination occurs, calculated by multiplying the Annual Bonus that Executive would have received for such year had Executive’s employment continued through the end of such calendar year by a fraction, the numerator of which is the number of days the Executive was employed during the applicable year and the denominator of which is 365.

(b) TERMINATION FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If the Executive’s employment is terminated (x) by the Company for Cause or (y) by the Executive for any reason other than for Good Reason, the Company shall pay or provide Executive (i) the earned but unpaid portion of Executive’s Base Salary through the employment termination date; (ii) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 7(c) above, but for which Executive has not yet been reimbursed; and (iii) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the termination.

(c) TERMINATION BY COMPANY WITHOUT CAUSE OR TERMINATION BY EXECUTIVE FOR GOOD REASON. In the event that Executive’s employment is terminated (x) by the Company without Cause (and other than due to the Executive’s death or Disability) or (y) by Executive for Good Reason (and either such termination is not within 13 months following a Change in Control), the Company shall pay or provide Executive (i) the earned but unpaid portion of Executive’s Base Salary through the employment termination date; (ii) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 7(c) above, but for which Executive has not yet been reimbursed; (iii) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the employment termination date; (iv) any Annual Bonus earned with respect to the previous calendar year but unpaid as of the employment termination date; (v) a prorated amount of the Annual Bonus for the calendar year in which the termination occurs, calculated by multiplying the Annual Bonus that Executive would have received for such year had Executive’s employment continued through the end of such calendar year by a fraction, the numerator of which is the number of days the Executive was employed during the applicable year and the denominator of which is 365; (vi) immediate vesting of all outstanding stock options and restricted stock awards issued to Executive, and thereafter shall be exercisable until the earlier of (A) 12 months after the Employment termination date or (B) the original expiration date of such stock options (but in no event later than the date at which such options may remain outstanding without subjecting the options to the excise tax under Code Section 409A, as defined below); (vii) salary continuation severance pay at the Base Salary rate for an additional twenty-four (24) months (the “Severance Period”); provided, however, any such severance payments will immediately end if (1) Executive is in violation of any of his obligations under this Agreement, including Section 11; or (2) the Company, after Executive’s termination, learns of any facts about his job performance or conduct that would have given the Company Cause, as defined in Section 8(c), to terminate his employment. Any amounts payable pursuant to subparts (v) and (vii) of this Section 9(c) shall not be paid until the Company’s first scheduled regular payroll date following the date the General Release (as defined below) is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (“Code Section 409A”) shall not be paid until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required.

(d) TERMINATION FOLLOWING CHANGE OF CONTROL. If a Change in Control, as defined in Section 9(d)(v), shall have occurred and within 13 months following such Change in Control the Company terminates Executive’s employment other than for Cause, as defined in Section 8(c), or Executive terminates his employment for Good Reason, as defined in Section 8(e), then Executive shall be entitled to the benefits described below:

(i)	Executive shall be entitled to (A) the unpaid portion of his Base Salary plus credit for any vacation accrued but not taken, (B) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 7(c) above, (C) any Annual Bonus earned with respect to the previous calendar year but unpaid as of the employment termination date, (D) a prorated amount of the Annual Bonus for the calendar year in which the termination occurs, calculated by multiplying the Annual Bonus that Executive would have received for such year had Executive’s employment continued through the end of such calendar year by a fraction, the numerator of which is the number of days the Executive was employed during the applicable year and the denominator of which is 365, and (E) the amount of any earned but unpaid portion of any bonus, incentive compensation, or any other fringe benefit to which Executive is entitled under this Agreement through the date of the termination as a result of a Change in Control (the “Unpaid Earned Compensation”), plus two (2) times Executive’s Current Annual Compensation as defined in this Section 9(d)(i) (the “Salary Termination Benefit”). For purposes of this Agreement, “Current Annual Compensation” shall mean the total of Executive’s Base Salary in effect at the employment termination date, plus the average annual performance bonus actually received by Executive over the last three fiscal years (or if Executive has been employed for a shorter period of time over such period during which Executive performed services for the Company) plus any medical, financial and insurance coverage provided presently under Executive’s current annual compensation plan, and shall not include the value of any stock options granted or exercised, restricted stock awards granted or vested, contributions to 401(k) or other qualified plans.

(ii)	Immediate vesting of all outstanding stock options and restricted stock awards issued to Executive, and thereafter shall be exercisable until the earlier of (x) 12 months after the Termination Date or (y) the original expiration date of such stock options (but in no event later than the date at which such options may remain outstanding without subjecting the options to the excise tax under Code Section 409A).

(iii)	Subject to (A) Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) Executive’s continued copayment of premiums at the same level and cost to Executive as if Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars) continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers Executive (and the Employee’s eligible dependents) until the earlier of (A) 18 months after termination of employment following a Change in Control, or (B) Executive’s commencement of full-time employment with a new employer with comparable benefits; provided Executive’s continued participation is permitted under the general terms of such plans and programs after the Change in Control (“Fringe Termination Benefit”); (collectively the Salary Termination Benefit and the Fringe Termination Benefit are referred to as the “Termination Benefits”). The Company may modify its obligation under this Section 9(d)(iii) to the extent necessary to avoid any penalty or excise taxes imposed on the Company in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act.

(iv)

The Unpaid Earned Compensation shall be paid to Executive within 15 days after termination of employment, one-half of the Salary Termination Benefit shall be payable to Executive as severance pay in a lump sum payment within 30 days after termination of employment, and one-half of the Salary Termination Benefit shall be payable to Executive as severance pay in equal monthly payments commencing 30 days after termination of employment and ending on the date that is the earlier of two and one-half months after the end of the Company’s taxable year in which termination occurred or Executive’s death; provided, however, the Company may immediately discontinue the payment of the Termination Benefits if (i) Executive is in violation of any of his obligations under this Agreement, including in Section 11; and/or (ii) the Company, after Executive’s termination, learns of any facts about Executive’s job performance or conduct that would have given the Company Cause as defined in Section 8(c) to terminate his employment. Executive shall have no duty to mitigate his damages by seeking other employment, and the Company shall not be entitled to set off against amounts payable hereunder any compensation which Executive may receive from future employment. To the extent necessary, the parties hereto agree to negotiate in good faith should any amendment to this Agreement required in order to comply with Section 409A of the Code, provided, however, no amendment shall be effected after the occurrence of a Change in Control. Any amounts payable pursuant to this Section 9(d)(iv) shall not be paid until the first scheduled payment date following the date the General Release (as defined below) is executed and no longer subject to revocation, with the first such payment being in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Code Section 409A shall not be paid until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and, if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required.

(v)

A “Change in Control” shall be deemed to have occurred if and when, after the date hereof, (i) any “person” (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on the date hereof), including any “group” as such term is used in Section 13(d)(3) of the Exchange Act on the date hereof, shall acquire (or disclose the previous acquisition of) beneficial ownership (as that term is defined in Section 13(d) of the Exchange Act and the rules thereunder on the date hereof) of shares of the outstanding stock of any class or classes of the Company which results in such person or group possessing more than 50% of the total voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or (ii) as the result of, or in connection with, any tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions (a “Transaction”), the owners of the voting shares of the Company outstanding immediately prior to such Transaction own less than a majority of the voting shares of the Company after the Transaction; or (iii) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company (or who take office following the approval of a majority of the directors then in office who were directors at the beginning of the period) cease for any reason to constitute at least one-half thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors of the Company representing at least one-half of the directors then in office who were directors at the beginning of the period; or (iv) the sale, exchange, transfer, or other disposition of all or substantially all of the assets of the Company (a “Sale Transaction”) shall have occurred. Notwithstanding the foregoing, an event shall not be treated as a “Change in Control” hereunder unless such event also constitutes a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Code Section 409A.

(e) OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from the Board and any position as an officer, director or fiduciary of any Company-related entity.

(f) EXCLUSIVE REMEDY. The amounts payable to the Executive following termination of employment and the Employment Term hereunder pursuant to Sections 8 and 9 hereof shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the Company or any of its affiliates, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement.

10. RELEASE; NO MITIGATION. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the earned but unpaid Base Salary shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company (the “General Release”) in the form provided as Exhibit A to this Agreement. The General Release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. Executive shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement by seeking other employment or otherwise, and the Company shall not be entitled to any offset from any payment or benefit owed to Executive under this Agreement in the event Executive secures other employment.

11. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. During the course of the Executive’s employment with the Company, the Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Executive during the Executive’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b) NONCOMPETITION. The Executive acknowledges that (i) the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Executive has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Executive’s employment by a competitor, the Executive would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and the Executive has had and will continue to have access to these customers, (v) the Executive has received and will receive specialized training from the Company and its affiliates, and (vi) the Executive has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Executive’s employment. Accordingly, during the Executive’s employment hereunder and for a period of two years thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Executive has no active participation in the business of such corporation.

(c) NONSOLICITATION; NONINTERFERENCE.

(i)

During the Executive’s employment with the Company and for a period of two years thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(ii)	During the Executive’s employment with the Company and for a period of two years thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 11(c)(ii) while so employed or retained and for a period of six (6) months thereafter.

(iii)	Notwithstanding the foregoing, the provisions of this Section 11(c) shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities, (B) the Executive serving as a reference, upon request, for any employee of the Company or any of its subsidiaries or affiliates so long as such reference is not for an entity that is employing or retaining the Executive, or (C) actions taken by any person or entity with which the Executive is associated if the Executive is not personally involved in any manner in the matter and has not identified such Company-related person or entity for soliciting or hiring.

(d) NONDISPARAGEMENT. The Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e) INVENTIONS.

(i)

The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of the Executive’s work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by the Executive, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company’s rights in the Inventions, all without additional compensation to the Executive from the Company. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company.

(ii)

In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the

Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(f) RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information.

(g) REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 11 hereof. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that the Executive is subject to the constraints in Section 11(b) hereof, the Executive will provide a copy of this Agreement (including, without limitation, this Section 11) to such entity, and such entity shall acknowledge to the Company in writing that it has read this Agreement. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 11.

(h) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i) TOLLING. In the event of any violation of the provisions of this Section 11, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 11 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j) SURVIVAL OF PROVISIONS. The obligations contained in Sections 11 and 12 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

12. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will provide reasonable assistance to the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company (collectively, the “Claims”). The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel; provided, however, nothing herein shall prohibit Executive providing testimony or information as compelled or required by law. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 12.

13. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 or Section 12 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a violation by the Executive of Section 11 or Section 12 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be immediately repaid to the Company.

14. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 14 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

15. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown in
the books and records of the Company.

If to the Company:

Attention:

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

17. SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19. GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Ohio (without regard to its choice of law provisions). EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

20. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

21. REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder. In addition, the Executive acknowledges that the Executive is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company to be reimbursed for certain payments to the Executive in compliance therewith.

22. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, the Executive agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto.

(b) SECTION 409A COMPLIANCE.

(i)	The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 22(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)	To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)	For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)	Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

23. REIMBURSEMENT OF EXECUTIVE’S ATTORNEYS’ FEES. The Company shall reimburse Executive for his legal fees incurred in connection with the negotiation and preparation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:	/s/ Richard A. Snell
Name:
Title:

EXECUTIVE

/s/ Richard Lavin

Signature Page to Employment Agreement

EXHIBIT A

GENERAL RELEASE

I,                     , in consideration of and subject to the performance by Commercial Vehicle Group, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of [August __], 2013 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 9 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 9 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right or claim to any severance benefits or other benefits relating to termination of employment to which I am entitled under the Agreement, (ii) any right or claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) any right or claim as an equity or security holder in the Company or its affiliates, including, without limitation, any rights under any equity incentive or stock option grant or plan, (iv) any right or claim for reimbursement of business expenses incurred prior to the employment termination date, and (v) any right or claim with respect to any vested benefits under any employee benefit plans, including without limitation any health, welfare, retirement, pension, profit-sharing or deferred compensation plan.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone; provided, however, if this General Release and/or the Agreement is or becomes publicly filed by the Company, or if the terms of this General Release and/or the Agreement is or becomes publicly disclosed by the Company, I shall have no confidentiality obligation under this Section 9.

10. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. I hereby acknowledge that certain provisions of the Agreement, including Sections 11 of the Agreement, shall survive my execution of this General Release in accordance with the terms of the Agreement.

12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

A-4